Exhibit 99.1

Investor Contact:	Press Contact:

Steve Kunszabo	Diane Hockenberry
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
steve.kunszabo@iridium.com	diane.hockenberry@iridium.com

IRIDIUM ANNOUNCES THIRD-QUARTER 2014 RESULTS; COMPANY

RAISES 2014 OUTLOOK

MCLEAN, Va. – October 30, 2014 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the third quarter of 2014 and raised its full-year 2014 outlook. Net income was $20.4 million, or $0.17 per diluted share, for the third quarter of 2014, as compared to $16.6 million, or $0.19 per diluted share, for the third quarter of 2013. Operational EBITDA (“OEBITDA”)(1) for the third quarter was $58.4 million, as compared to $53.3 million for the prior-year period, representing a year-over-year increase of 10 percent and an OEBITDA margin(1) of 54 percent. OEBITDA grew largely due to higher service revenue.

Iridium reported third-quarter total revenue of $107.5 million, which consisted of $81.6 million of service revenue and $25.9 million of equipment, engineering and support revenue. Total revenue increased 7 percent versus the comparable period of 2013, while service revenue grew 8 percent from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 76 percent of total revenue for the third quarter of 2014.

The Company ended the quarter with 726,000 total billable subscribers, which compares to 655,000 for the year-ago period and is up from 705,000 for the quarter ended June 30, 2014. Total billable subscribers grew 11 percent year-over-year, driven by strength in machine-to-machine (“M2M”) and commercial voice customers.

“We posted another good quarter today, while also raising our full-year 2014 outlook for service revenue and cash flow,” said Matt Desch, CEO, Iridium. “Our M2M business continues to be the industry standard with double-digit subscriber and revenue growth, while our maritime business is again gaining ground, with Iridium OpenPort® revenue expanding 29 percent year-over-year. Iridium GO!™ has been an early market success, and a strong order book proves it, with more than 5,000 units already shipped. We’re pleased that early indications suggest a higher ARPU for this product, showing that customers want to stay connected through their smartphones, tablets and other personal devices anywhere in the world.”

Desch continued, “Our Iridium NEXT program continues to track toward its first scheduled launch in mid-2015, as we’ve achieved several key milestones during the last few months. The first satellite engineering model is complete and has been delivered to Iridium’s Technical Support Center, enabling us to conduct a rigorous functionality and compatibility review with the entire network system. Final assembly of the first five space vehicles is underway at the Orbital Sciences factory in Arizona, and the first AireonSM payload has been delivered for testing and integration. Finally, we’ve completed work on our Launch & Early Operations Center, a significant piece of the ground-based infrastructure that will allow us to operate the new satellites as they become part of our mission constellation. Overall, we’ve had a rewarding year in both operating and strategic terms, and look ahead with confidence to our first Iridium NEXT launch.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 61 percent of the Company’s total revenue during the third quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $65.6 million, a 7 percent increase from last year’s comparable period, primarily supported by a gain in M2M data and voice subscribers and a non-recurring $1.4 million prepaid airtime vouchers benefit.

•	Commercial voice and data subscribers increased 3 percent from the year-ago period to 356,000 customers. Commercial voice and data average revenue per user (“ARPU”) was $47 during the third quarter, unchanged from last year’s comparable period. Commercial M2M data subscribers grew 21 percent from the year-ago period to 313,000 customers. Commercial M2M data ARPU was $17 during the third quarter, unchanged from last year’s comparable period.

•	Iridium’s commercial business ended the quarter with 669,000 billable subscribers, which compares to 604,000 for the prior-year quarter and is up from 650,000 for the quarter ended June 30, 2014. M2M data subscribers represented 47 percent of billable commercial subscribers, an increase from 43 percent at the end of the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company operates through two Defense Information Systems Agency contracts, which include a $400 million, five-year, fixed-price agreement for satellite communications services and a $38 million contract to support and maintain the Department of Defense’s (“DoD”) dedicated gateway.

•	Government service revenue was $16.0 million, a 14 percent increase from the prior-year period, driven by the Company’s airtime services contract with the DoD.

•	Iridium’s government business ended the quarter with 57,000 subscribers, which compares to 51,000 for the prior-year quarter and is up from 55,000 for the quarter ended June 30, 2014. M2M data subscribers increased 21 percent year-over-year and represented 40 percent of government subscribers, an increase from 37 percent at the end of the prior-year period.

Equipment

•	Equipment revenue was $20.6 million during the third quarter, a 1 percent year-over-year gain. Revenue increased from the year-ago quarter primarily due to higher overall unit sales.

•	The Company’s equipment revenue in 2014 is expected to be greater than it was in 2013.

Engineering & Support

•	Engineering and support revenue was $5.4 million during the third quarter, up 9 percent from the prior-year period, primarily resulting from an increased scope of work for ongoing government projects.

Capital expenditures were $36.9 million for the third quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT, and upgraded ground network infrastructure at its commercial gateway. The Company ended the third quarter with a cash and marketable securities balance of $523.1 million and gross debt of $1.1 billion. Net debt was $480.5 million.

2014 Outlook

The Company raised its full-year 2014 outlook for total service revenue growth and OEBITDA. The Company now expects:

•	Total service revenue growth between 5 percent and 6 percent for the full-year 2014

•	Full-year 2014 OEBITDA of approximately $215 million. OEBITDA for 2013 was $201.1 million.

	2014 Outlook (July 2014)	2014 Outlook (October 2014)
Total Service	2% to 4%	5% to 6%
Revenue Growth
2014 Operational	$205 million to $215 million	Approximately $215 million
EBITDA (OEBITDA)

Long-Range Outlook

The Company affirmed its long-range outlook for compound annual service revenue growth, OEBITDA margin, cash taxes, peak net leverage and 2018 net leverage. The Company continues to expect:

•	Compound annual service revenue growth between 8 percent and 12 percent between 2014 and 2018

•	OEBITDA margin of approximately 60 percent in 2018

•	Negligible cash taxes from 2014 to approximately 2020

•	Peak net leverage of approximately 6.5x OEBITDA in 2015

•	Net leverage of approximately 4x OEBITDA in 2018

	Long-Range Outlook (July 2014)	Long-Range Outlook (October 2014)
Compound Annual Service Revenue Growth	8% to 12% between 2014 and 2018	Affirmed
Operational EBITDA (OEBITDA) Margin	Approximately 60% in 2018	Affirmed
Cash Taxes	Negligible cash taxes from 2014 to approximately 2020	Affirmed
Peak Net Leverage	Approximately 6.5x OEBITDA in 2015	Affirmed
2018 Net Leverage	Approximately 4x OEBITDA in 2018	Affirmed

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon (which was previously included with Iridium NEXT revenue and expenses), share-based compensation expenses, and the impact of purchase accounting. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon (which was previously included with Iridium NEXT revenue and expenses), share-based compensation expenses, and the impact of purchase accounting, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT and the loss from investment in Aireon. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Supplemental Reconciliation of GAAP Net Income to Operational EBITDA

	Iridium Communications Inc.
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands)
GAAP net income	$20,388	$16,585	$51,950	$46,932

Interest expense	388	142	792	381

Interest income	(1,650)	(699)	(3,416)	(2,216)

Income taxes	12,068	10,436	32,827	29,172
Depreciation and amortization	19,677	19,377	59,615	56,205
Iridium NEXT expenses, net	5,108	4,492	13,305	12,020
Loss from investment in Aireon	161	876	4,296	2,939
Share-based compensation	2,533	2,274	6,098	6,357
Non-cash purchase accounting	(250)	(157)	(750)	(528)

Operational EBITDA	$58,423	$53,326	$164,717	$151,262

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, October 30, 2014. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. A replay of the conference call will be available beginning Thursday, October 30, 2014 through Thursday, November 6, 2014 at Iridium’s Investor Relations webpage. Callers can also dial (855) 859-2056 (U.S. only) or (404) 537-3406, Access Code 85590277, for an audio replay of the conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth and OEBITDA for the full-year 2014; compound annual service revenue growth, OEBITDA margin, cash taxes and leverage over the longer-term; the development of and timing for launch of Iridium NEXT; anticipated equipment revenue; expected revenue from Iridium’s contracts with the U.S. Department of Defense; and prospects for our maritime and M2M businesses. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding increases in customer demand for Iridium’s products and services, including demand from the U.S. Government; Iridium’s ability to maintain the health, capacity and content of its current satellite constellation; the development of and transition to Iridium NEXT, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-Q for the quarter ended March 31, 2014, filed with the Securities and Exchange Commission on May 1, 2014, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements. ###

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Three Months Ended September 30,		Non-Cash Purchase Accounting for the Three Months Ended September 30, (1)
	2014	2013	2014	2013
Revenue:
Service revenue
Commercial	$65,568	$61,339	$—	$(93)
Government	16,000	14,042	—	—

Total service revenue	81,568	75,381	—	(93)
Subscriber equipment	20,550	20,253	—
Engineering and support service	5,375	4,935	—	—

Total revenue	107,493	100,569	—	(93)
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	16,372	14,776	(259)	(259)
Cost of subscriber equipment sales	15,244	15,550	—	—
Research and development	4,910	3,125	—	—
Selling, general and administrative	18,277	18,290	9	9
Depreciation and amortization	19,677	19,377	13,161	12,853

Total operating expenses	74,480	71,118	12,911	12,603

Operating profit (loss)	33,013	29,451	(12,911)	(12,696)

Other (expense) income:
Interest income (expense), net	1,262	557	—	—
Undrawn credit facility fees	(1,454)	(1,886)	—	—
Other (expense) income, net	(365)	(1,101)	—	—

Total other (expense) income	(557)	(2,430)	—	—

Earnings (loss) before income taxes	32,456	27,021	(12,911)	(12,696)
Benefit from (provision for) income taxes	(12,068)	(10,436)	4,999	4,866

Net income (loss)	20,388	16,585	(7,912)	(7,830)
Series A Preferred Stock dividends	1,750	1,750	—	—
Series B Preferred Stock dividends	2,109	—	—	—

Net income attributable to common stockholders	$16,529	$14,835	$(7,912)	$(7,830)

Operational EBITDA	$58,423	$53,326

(1)	The impact of purchase accounting on the carrying value of inventory, favorable lease assets, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $0.2 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, the impact of which was fully realized by December 31, 2013. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization), which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense, which we expect will continue into future periods. The increase in favorable lease assets and related amortization thereof had the effect of increasing selling, general and administrative expense, which we expect will continue into future periods.

Iridium Communications Inc.

Consolidated Statements of Operations

(In thousands)

	Nine Months Ended September 30,		Non-Cash Purchase Accounting for the Nine Months Ended September 30, (1)
	2014	2013	2014	2013
Revenue:
Service revenue
Commercial	$183,215	$172,035	$—	$(223)
Government	48,000	43,534	—	—

Total service revenue	231,215	215,569	—	(223)
Subscriber equipment	61,040	57,399	—
Engineering and support service	15,791	11,474	—	—

Total revenue	308,046	284,442	—	(223)
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	47,305	43,458	(778)	(778)
Cost of subscriber equipment sales	42,424	39,563	—	—
Research and development	11,676	6,525	—	—
Selling, general and administrative	55,956	55,054	28	28
Depreciation and amortization	59,615	56,205	40,764	37,617

Total operating expenses	216,976	200,805	40,014	36,867

Operating profit (loss)	91,070	83,637	(40,014)	(37,090)

Other (expense) income:
Interest income (expense), net	2,624	1,835	—	—
Undrawn credit facility fees	(4,413)	(6,002)	—	—
Other (expense) income, net	(4,504)	(3,366)	—	—

Total other (expense) income	(6,293)	(7,533)	—	—

Earnings (loss) before income taxes	84,777	76,104	(40,014)	(37,090)
Benefit from (provision for) income taxes	(32,827)	(29,172)	15,493	14,217

Net income (loss)	51,950	46,932	(24,521)	(22,873)
Series A Preferred Stock dividends	5,250	5,250	—	—
Series B Preferred Stock dividends	3,211	—	—	—

Net income attributable to common stockholders	$43,489	$41,682	$(24,521)	$(22,873)

Operational EBITDA	$164,717	$151,262

(1)	The impact of purchase accounting on the carrying value of inventory, favorable lease assets, property and equipment, intangible assets and accruals of Iridium Communications Inc., was an increase of approximately $19.8 million, $0.2 million, $348.2 million, $95.5 million and $29.0 million, respectively, compared to Iridium Holdings LLC’s balance sheet as of September 29, 2009. Similarly, Iridium Holdings LLC’s deferred revenue decreased by $7.4 million. As a result of the effect of the purchase accounting, the decrease in the carrying value of deferred revenue caused a decrease in revenue, the impact of which was fully realized by December 31, 2013. In addition, the increase in accruals had the effect of reducing cost of services (exclusive of depreciation and amortization), which we expect will continue into future periods. The increase in property and equipment and intangible assets had the effect of increasing depreciation and amortization expense, which we expect will continue into future periods. The increase in favorable lease assets and related amortization thereof had the effect of increasing selling, general and administrative expense, which we expect will continue into future periods.

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2014	2013		2014	2013
	(In thousands)			(In thousands)
Revenue
Service revenue (1)
Commercial
Voice and M2M data service
Voice and data	$50,100	$48,532	3%	$139,747	$135,625	3%
M2M data (2)	15,468	12,807	21%	43,468	36,410	19%

Total commercial voice and M2M data service	65,568	61,339	7%	183,215	172,035	6%
Government service revenue (3)	16,000	14,042	14%	48,000	43,534	10%

Total service revenue	81,568	75,381	8%	231,215	215,569	7%

Subscriber equipment	20,550	20,253	1%	61,040	57,399	6%

Engineering and support (4)
Government	4,911	4,627	6%	14,301	9,984	43%
Commercial	464	308	51%	1,490	1,490	0%

Total engineering and support	5,375	4,935	9%	15,791	11,474	38%

Total Revenue	$107,493	$100,569	7%	$308,046	$284,442	8%

Operational EBITDA
Operational EBITDA	$58,423	$53,326	10%	$164,717	$151,262	9%

Other
Capital expenditures (5)	$36,856	$111,757		$144,929	$263,445
Net debt (6)	$480,460	$584,968
Cash, cash equivalents, and marketable securities	$523,080	$270,322
Credit Facility	$1,089,540	$936,290

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.‘s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.‘s satellite system.
(5)	Capital expenditures based on cash spent in the respective period.
(6)	Net debt is calculated by taking the sum of the short term and long term debt less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

Billable Subscribers (1)	As of September 30,		% Change
	2014	2013
	(In thousands, except ARPU)
Commercial
Voice and M2M data service
Voice and data	356	345	3%
M2M data	313	259	21%

Total commercial voice and M2M data service	669	604	11%
Government
Voice and M2M data service
Voice and data	34	32	6%
M2M data	23	19	21%

Total government voice and M2M data service	57	51	12%

Total billable subscribers	726	655	11%

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2014	2013		2014	2013
	(In thousands, except ARPU)			(In thousands, except ARPU)
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice and data	4	2	100%	16	13	23%
M2M data	15	6	150%	40	31	29%

Total commercial voice and M2M data service	19	8	138%	56	44	27%
Government
Voice and M2M data service
Voice and data	1	(1)	200%	3	(4)	175%
M2M data	1	1	0%	3	4	-25%

Total government voice and M2M data service	2	—	NM	6	—	NM

Total billable subscribers	21	8	163%	62	44	41%

ARPU(2)	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2014	2013		2014	2013
Commercial
Voice and data	$47	$47	0%	$45	$46	-2%
M2M data	$17	$17	0%	$16	$18	-11%

(1)	Subscribers as of the end of the respective period.
(2)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period. Historically, government service revenue was driven by changes in subscriber count or ARPU, however under the terms of the new EMSS contract, government service revenue is a fixed-price for unlimited subscribers. For this and future comparative periods, ARPU will not be presented, as it is no longer a relevant government service revenue metric.

NM - not meaningful